SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Eagle Financial Corp.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             Eagle Financial Corp.
                 ----------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

               Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2). [ ]
$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3). [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        -----------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount previously paid:
        -----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        -----------------------------------------------------------------------
     3) Filing Party:
        -----------------------------------------------------------------------
     4) Date Filed:
        -----------------------------------------------------------------------
Notes:  _______________________________________________________________________

                              EAGLE FINANCIAL CORP.
                                 222 Main Street
                           Bristol, Connecticut 06010
                                 (860) 314-6400


                                December 22, 1996


To the Shareholders of
Eagle Financial Corp.:

     You are cordially invited to attend the annual meeting of shareholders (the "Annual Meeting") of Eagle Financial Corp. ("Eagle") to be held on January 28, 1997 at 11:00 a.m., local time, at the Radisson Inn, 42 Century Drive, Bristol, Connecticut.

     At the Annual Meeting, shareholders of Eagle will be asked (i) to elect three directors, each for a three-year term; (ii) to amend the Company's 1991 Stock Option Plan to eliminate the automatic grants of options to directors and to provide for discretionary grants of options for up to 2,000 shares of stock per year to each non-employee director; (iii) and to ratify the appointment by the Board of Directors of Eagle's independent auditors. The Board of Directors of Eagle unanimously recommends that you vote "FOR" the election of the Board's nominees for election as directors, "FOR" the amendment to the stock option plan and "FOR" the ratification of the appointment of the Company's independent auditors. You are urged to read the accompanying proxy statement, which provides information regarding Eagle and the nominees for election as directors and the proposals.


                                                   Sincerely,


                                                  /s/ Ralph T. Linsley

                                                  Ralph T. Linsley
                                                  Chairman of the Board

                              EAGLE FINANCIAL CORP.
                                 222 Main Street
                           Bristol, Connecticut 06010
                                 (860) 314-6400


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 28, 1997

To the Shareholders of
Eagle Financial Corp.:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Eagle Financial Corp. ("Eagle") will be held on Tuesday, January 28, 1997, at 11:00 a.m., local time, at the Radisson Inn, 42 Century Drive, Bristol, Connecticut for the following purposes:

     1. Election of Directors. To elect three directors, each for a three-year term (Proposal One);

     2. Amendment of 1991 Stock Option Plan. To approve an amendment to the Company's 1991 Stock Option Plan to eliminate automatic grants of options to non-employee directors and permit discretionary grants of stock option awards of up to 2,000 shares per year to each non-employee director (Proposal Two); and

     3. Ratification of Appointment of Auditors. To ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent auditors of Eagle for the fiscal year ending September 30, 1997 (Proposal Three); and

     4. Other Business. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors of Eagle has fixed the close of business on December 16, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                                       Sincerely,

                                                       /s/ Ralph T. Linsley

                                                       Ralph T. Linsley
                                                       Chairman of the Board
Bristol, Connecticut
December 22, 1996

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 ANNUAL MEETING
                                 PROXY STATEMENT


                                TABLE OF CONTENTS

                                                                                                        Page
INTRODUCTION  ............................................................................................1

         General..........................................................................................1

         Solicitation, Voting and Revocability of Proxies.................................................1

ELECTION OF DIRECTORS (Proposal One)......................................................................2

MANAGEMENT..  ............................................................................................7

         Executive Officers...............................................................................7

         Executive Compensation...........................................................................8

         Report of the Compensation and Stock
              Option Committees...........................................................................12

         Compensation and Stock Option Committees Interlocks
              and Insider Participation...................................................................13

         Comparative Company Performance..................................................................14

         Section 16(a) Compliance.........................................................................14

         Certain Transactions.............................................................................14

STOCK OWNED BY MANAGEMENT.................................................................................16

PRINCIPAL HOLDERS OF VOTING SECURITIES OF EAGLE...........................................................18

AMENDMENT OF 1991 STOCK OPTION PLAN (Proposal Two)........................................................18

         Reasons for Amendment of the 1991 Option Plan....................................................19

         Description of the 1991 Option Plan..............................................................19

RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS (Proposal Three).....................................................................22

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS..............................................................23

OTHER MATTERS ............................................................................................23

                              EAGLE FINANCIAL CORP.
                                 222 Main Street
                           Bristol, Connecticut 06010
                                 (860) 314-6400

                                 PROXY STATEMENT
                                       for
                      ANNUAL MEETING OF EAGLE SHAREHOLDERS
                         TO BE HELD ON JANUARY 28, 1997


                                  INTRODUCTION

GENERAL

     This Proxy Statement (the "Proxy Statement") is being furnished to the shareholders of Eagle Financial Corp., a Delaware corporation ("Eagle" or the "Company"), as part of the solicitation of proxies by its board of directors (the "Board of Directors" or the "Board") from holders of the outstanding shares of Eagle common stock, par value $.01 per share ("Common Stock"), for use at the Annual Meeting of Shareholders of Eagle to be held on January 28, 1997 and at any adjournments thereof (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to elect three members of the Board of Directors (Proposal One), to approve an amendment to the Company's 1991 Stock Option Plan (the "1991 Option Plan") (Proposal Two), to ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent auditors of Eagle for the fiscal year ending September 30, 1997 (Proposal Three), and to transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Eagle on or about December 22, 1996.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     The Board of Directors has fixed the close of business on December 16, 1996 as the record date for the determination of the Eagle shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 1,753 holders of record of the 4,543,398 shares of Common Stock then outstanding. The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting for the election of directors and other matters. Shareholders' votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the Annual Meeting. Abstentions will not be counted in determining the number of votes cast in connection with the ratification of the appointment of independent public accountants.

     If the enclosed form of proxy is properly executed and returned to Eagle in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three nominees for election to the Board of Directors; FOR the amendment to the 1991 Option Plan, and FOR the ratification of the appointment of KPMG Peat Marwick, LLP as Eagle's independent auditors for the fiscal year ending September 30, 1997. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

     The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to Mark J. Blum, Vice President, Chief Financial Officer and Secretary, Eagle Financial Corp., 222 Main Street, Bristol, Connecticut 06010 or by attending the Annual Meeting and voting in person.

     The cost of soliciting proxies will be borne by Eagle. In addition to use of the mail, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of Eagle. Eagle also will request persons, firms and companies holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. Eagle will reimburse such persons for their reasonable expenses incurred in that connection.

     A copy of the Annual Report to Shareholders for the fiscal year ended September 30, 1996 accompanies this Proxy Statement. The Company is required to file an Annual Report for its fiscal year ended September 30, 1996 on Form 10-K with the Securities and Exchange Commission (the "SEC"). Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Mark J. Blum, Vice President, Chief Financial Officer and Secretary, Eagle Financial Corp., 222 Main Street, Bristol, Connecticut 06010.


                              ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     At the Annual Meeting, three directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

     Pursuant to the Company's Bylaws, the Board of Directors currently is comprised of nine people which, pursuant to the Company's Restated Certificate of Incorporation, are divided into three classes, with the number of directors in each class to be as nearly equal in number as possible. The term of office of only one class of directors expires each year, and their successors are elected for terms of three years and until their successors are elected and qualified. Effective as of the Annual Meeting, the Board will have three directors in the class of directors whose terms of office will expire at the 1998 annual meeting, three directors in the class of directors whose terms of office will expire at the 1999 annual meeting and three directors in the class of directors whose terms of office will expire at the 2000 annual meeting. The three directors whose terms of office expire at the Annual Meeting, Messrs. Donovan, Linsley and McCarthy, have been nominated by the Board of Directors of the Company to serve for three-year terms. There is no cumulative voting for election of directors. The three nominees receiving the greatest number of votes cast for the election of directors at the Annual Meeting will become directors at the conclusion of the tabulation of votes.

     Eagle is the holding company for Eagle Federal Savings Bank (the "Bank"), which is the resulting institution from the merger on January 1, 1993 of Eagle's then two savings institution subsidiaries, First Federal Savings and Loan Association of Torrington ("Torrington") and Bristol Federal Savings Bank ("Bristol"). Each director of Eagle currently also serves as a director of the Bank. There are no arrangements or understandings between the Company and any person pursuant to which such person has been nominated or elected as a director.

     Information as to Nominees and Continuing Directors. The following table sets forth the names of the Board of Director's nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age at December 1, 1996, principal occupation or employment during the past five years, the periods during which he has served as a director of Eagle and positions currently held with Eagle.


                                                           Expiration
                                             Director      of Current
                                   Age         Since          Term              Position(s) Held With Eagle
                                   ---        -------        ------             ---------------------------
NOMINEES FOR 3-YEAR TERM:
Theodore M. Donovan............    63          1988           1997              Director
Ralph T. Linsley...............    62          1988           1997              Chairman of the Board
John F. McCarthy...............    56          1986           1997              Director



CONTINUING DIRECTORS:
Richard H. Alden...............    60          1988           1998              Director
Robert J. Britton..............    44          1992           1998              Director, President and Chief
                                                                                  Executive Officer
George T. Carpenter............    55          1988           1999              Director
Thomas V. LaPorta..............    66          1986           1999              Director
Steven E. Lasewicz, Jr.........    58          1990           1999              Director
Ernest J. Torizzo..............    56          1990           1998              Director


     THEODORE M. DONOVAN became a director of Bristol in 1982 and, upon the merger of Bristol's holding company with Eagle in 1988, Mr. Donovan became a director of Eagle. Upon the merger of Bristol and Torrington in 1993, Mr. Donovan continued as a director of the Bank. Mr. Donovan has been in the private practice of law in Bristol, Connecticut since 1959.

     RALPH T. LINSLEY is Chairman of the Board of Eagle and the Bank. He was employed by Bristol in 1956 and became its President in 1971. Mr. Linsley became Chairman of the Board of Bristol in 1986 and Chairman of the Board of Bristol's holding company prior to its combination with Eagle in 1988, when he became Vice Chairman of the Board of Eagle. Upon the merger of Bristol and Torrington in 1993, Mr. Linsley became the Chief Executive Officer of the Bank and continued as a director of the Bank. In January 1994, he became Chairman of the Board of the Bank. Mr. Linsley retired as President and Chief Executive Officer of Eagle and Chief Executive Officer of the Bank effective September 30, 1994 and retired as an employee of Eagle and the Bank effective December 31, 1994. In January
1995, Mr. Linsley became Chairman of the Board of Eagle. Also, commencing January 1, 1995, Mr. Linsley became a consultant to Eagle.

     JOHN F. MCCARTHY became a director of Torrington in 1984, a director of Eagle upon its formation in 1986 and upon the merger of Torrington and Bristol in 1993, continued as a director of the Bank. Since 1970, he has been the President of J&M Sales, Inc., a Torrington-based beer distributorship, and since 1979, he has been the President of Thames River Recycling Co. in Newington, Connecticut.

     RICHARD H. ALDEN became a director of Bristol in 1977. Upon the merger of Bristol's holding company with Eagle in 1988, Mr. Alden became a director of Eagle. Upon the merger of Bristol and Torrington in 1993, he continued as a director of the Bank. He has been engaged in the private practice of law since 1962 in Bristol, Connecticut.

     ROBERT J. BRITTON is a director and the President and Chief Executive Officer of Eagle and the Bank. He joined Torrington in 1978 and became Vice President and Chief Lending Officer of Torrington in 1983 and Executive Vice President of Torrington in 1989. He has served as an executive officer of Eagle since 1991 and as a director of Eagle and the Bank since 1992. Upon the merger of Bristol and Torrington in 1993, Mr. Britton became the President and Chief Operating Officer of the Bank. Mr. Britton became President and Chief Executive Officer of Eagle and Chief Executive Officer of the Bank effective as of September 30, 1994 and President of the Bank in January 1995.

     GEORGE T. CARPENTER became a director of Bristol in 1972. Upon the merger of Bristol's holding company with Eagle in 1988, he also became a director of Eagle. Upon the merger of Bristol with Torrington in 1993, he became a director of the Bank. Since 1977, Mr. Carpenter has been President and Treasurer of S.
Carpenter Construction Co. and Carpenter Realty Co., which firms are headquartered in Bristol, Connecticut. Mr. Carpenter is a director of Barnes Group, Inc., a manufacturer of springs and aircraft parts and distributor of automobile parts, which is headquartered in Bristol, Connecticut.

     THOMAS V. LAPORTA has been a director of Torrington since 1979 and became a director of Eagle upon its formation in 1986. Upon the merger of Torrington and Bristol in 1993, he became a director of the Bank. Mr. LaPorta has been President and Chairman of the Board of the LaPorta Funeral Home in Torrington, Connecticut since 1956.

     STEVEN E. LASEWICZ, JR. became a director of Bristol in 1986, a director of Eagle in 1990 and was a director of Torrington between 1990 and 1992. Upon the merger of Bristol and Torrington in 1993, Mr. Lasewicz became a director of the Bank. He has been President of SELCO Controls, Inc. since 1977. The firm is headquartered in Bristol, Connecticut and installs and services temperature control and building automation systems. Mr. Lasewicz has been a Senior Account Executive with Barber-Colman/Cosentino, Inc. since 1993. The firm is headquartered in East Granby, Connecticut and engaged in similar business activities as SELCO Controls, Inc.

     ERNEST J. TORIZZO became a director of Torrington in 1984, a director of Eagle in 1990, and upon the merger of Torrington and Bristol in 1993, became a director of the Bank. Since 1975, he has been Executive Vice President of O&G Industries, Inc., a construction company headquartered in Torrington,
Connecticut. Mr. Torizzo is also part owner and a director of Burlington Construction Company in Torrington, Connecticut.

     BOARD OF DIRECTORS COMMITTEES AND NOMINATIONS BY SHAREHOLDERS. The Board of Directors of Eagle acts as a nominating committee for selecting nominees for election as directors. Eagle's Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors if such nominations are made pursuant to timely notice in writing to the Secretary of Eagle. To be timely, such notice must be delivered to, or mailed to and received at, the principal executive offices of Eagle not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 45 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder must be received by Eagle not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release and by filing a Current Report on Form 8-K under the Securities and Exchange Act of 1934 (the "Exchange Act") with the SEC on December 19, 1996. A shareholder's notice of nomination must also set forth certain information specified in
Article III, Section 13 of Eagle's Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Eagle has not received any nominations for directors from shareholders.

     The Board of Directors of Eagle has appointed a standing Audit Committee which met six times during the 1996 fiscal year. The members of the Audit Committee currently are Messrs. Lasewicz, Linsley, and McCarthy. The Audit Committee reviews the scope and results of the independent annual audit. The Audit Committee also reviews the scope and results of audits performed by the Company's internal auditor.

     The Compensation Committee of the Board of Directors reviews employee compensation and makes recommendations to the Board regarding changes in compensation. In addition, the Board of Directors has appointed a Stock Option Committee to administer the Company's stock option plans and to make grants of options thereunder. During the 1996 fiscal year, the Compensation Committee and Stock Option Committee held seven and three meetings, respectively. The members of the Compensation Committee currently are Messrs. Donovan, LaPorta and Torizzo. The Stock Option Committee currently consists of the following non-employee directors: Messrs. LaPorta, Lasewicz, McCarthy and Torizzo.

     In October 1994, the Board of Directors of Eagle established a Loan Oversight Committee which met fourteen times during the 1996 fiscal year. The members of the Loan Oversight Committee currently are Messrs. Britton, Carpenter and Alden. The Loan Oversight Committee reviews commercial loan applications and monitors the Bank's commercial loan portfolio.

     During the 1996 fiscal year, Eagle held sixteen meetings of the Board of Directors. Each incumbent director attended more than 75% of the aggregate of the total number of meetings held by the Board and of the total number of meetings held by all committees of the Board on which he served during the period that he served.

     COMPENSATION OF DIRECTORS. Each non-employee director of Eagle currently receives an annual retainer of $9,200 (including amounts paid by the Bank) while Committee Chairmen receive an additional retainer of $2,800. In addition, each non-employee director receives $750 (including amounts paid by the Bank) for each regular or special Board meeting attended, and $700 for each committee meeting attended.

     Under Eagle's deferred compensation plan for non-employee directors of Eagle and its subsidiaries, non-employee directors are permitted to defer all or a portion of their director and committee fees until they cease to be directors. Interest is paid on deferred amounts at a rate determined by the Board of Directors. During fiscal 1996, interest on deferred amounts was paid at the rate paid on the Bank's three year certificate of deposit accounts as last set on December 19, 1995. A director's deferred compensation under the plan generally will be paid to such director only upon his retirement as a director, but the director may apply to the Board of Directors to withdraw up to 100% of the value of his deferred compensation account. During the 1996 fiscal year, Messrs. Lasewicz and Linsley deferred a total of $6,600 and $8,200, respectively, and are the only directors who deferred fees in fiscal 1996.

     Since January 1, 1994, Eagle has maintained a Post-Retirement Compensation Plan for Outside Directors (the "Post-Retirement Compensation Plan") under which participating non-employee directors may receive post-retirement benefits following their termination of service with Eagle's Board of Directors due to retirement or removal from service, failure to be reelected to the Board after accepting the nomination, becoming disabled or after a "change in control" as defined under the Post-Retirement Compensation Plan. To be eligible to receive such post-retirement benefits, the director may not have been an employee or officer of Eagle or its subsidiaries and must have served five years on Eagle's Board. Following his service with Eagle's Board of Directors, a participating non-employee director shall continue to receive the annual retainer fee paid during the last year such director served on the Board for a period equal to the number of years and partial years served on the Board, up to a maximum of 10 years. In the event of the death of a participating director prior to commencement of benefits under the Post-Retirement Compensation Plan or prior to receiving the total number of payments to which he is entitled, a payment equal to 100% of the benefit payable under the Post-Retirement Compensation Plan will be made to the director's beneficiary or estate. No benefits are payable to a director under the Post-Retirement Compensation Plan who is removed from service by regulatory authorities or who is removed from the Board for cause by Eagle's shareholders. No payments were made to any director under the Post-Retirement Compensation Plan during the 1996 fiscal year.

     In April 1994, Mr. Linsley, the then President and Chief Executive Officer of Eagle and Chief Executive Officer of the Bank, entered into a new employment agreement with Eagle and the Bank. The agreement was subsequently amended in July 1994 in connection with Mr. Linsley's notice to Eagle and the Bank under the agreement that he was retiring as President and Chief Executive Officer of Eagle and Chief Executive Officer of the Bank effective September 30, 1994 and would remain as an executive employee of Eagle and the Bank through December 31, 1994, at which time Mr. Linsley's employment agreement was terminated. Mr. Linsley's employee agreement provided that upon Mr. Linsley's voluntary termination not related to a "change in control" as defined in the agreement, Mr. Linsley would receive special retirement payments from the Bank equal to three times his annual salary (based on his salary at the time of such retirement). Such special retirement payments are payable in 60 equal monthly installments and will cease if Mr. Linsley accepts employment with a significant competitor of the Bank. Based upon his annual salary of $215,000 at time of retirement, such payments for fiscal 1996 were $129,000.

     Mr. Linsley also has a consulting agreement with Eagle which provides that Mr. Linsley will provide consulting services to Eagle (not to exceed 1,000 hours per year) for a five year period commencing January 1, 1995 following his retirement as an employee of Eagle at an annual rate of $50,000, with such amount paid in fiscal 1996. The compensation and other benefits available to Mr. Linsley thereunder continue for the term of the agreement in the event of his death prior to reaching age 70. In addition, Mr. Linsley has use of a Company owned vehicle.

     Eagle has four stock option plans (the "Option Plans"), which were approved by the shareholders of Eagle, or, in the case of the Bristol 1987 Option Plan, by the shareholders of Bristol's holding company prior to its combination with Eagle. The Option Plans are for the benefit of officers, directors and directors emeriti of Eagle and its subsidiaries. Under Eagle's 1991 Stock Option Plan, as in effect before the amendment discussed below, new non-employee directors of Eagle receive options for 8,250 shares (as adjusted for the Company's subsequent 10% stock dividend) upon the completion of one year of service as a director, subject to the availability of options. Also under the 1991 Option Plan, pursuant to amendments adopted in November 1994 and approved by shareholders at the 1995 annual meeting, each outside director of Eagle serving in November 1994 received a one-time grant of an option to purchase 8,250 shares at an exercise price of $18.18 per share (as adjusted for the Company's subsequent 10% stock dividend). In November 1994, although Mr. Linsley had retired as President and Chief Executive Officer, he continued to be an executive employee and received a grant of options for 8,250 shares (as adjusted for the Company's subsequent 10% stock dividend). As discussed in detail below, at the Annual Meeting, Eagle shareholders will be asked to approve an amendment to the 1991 Option Plan which will eliminate the formula grants and provide for discretionary grants to the non-employee directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION of its nominees for director.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the executive officers of Eagle. All executive officers serve pursuant to employment agreements. See "Management -- Executive Compensation."

                                     Age at
                                   December 1,
Name                                  1996                    Position(s) Held With Eagle
----                                 ------                   ---------------------------
Robert J. Britton..............        44                     President and Chief Executive Officer
Mark J. Blum...................        43                     Vice President, Chief Financial Officer
                                                                and Secretary
Kenneth F. Burns...............        37                     Vice President
Ercole J. Labadia..............        61                     Vice President -- Administration
Barbara S. Mills...............        60                     Vice President and Treasurer


     Information concerning the principal occupation of Mr. Britton is set forth under "Election of Directors." Information concerning the principal occupation during the last five years of those executive officers of Eagle who are not directors of Eagle is set forth below.

     MARK J. BLUM, Vice President, Chief Financial Officer and Secretary of Eagle, joined Torrington in 1985 and became Treasurer in 1986. He has held similar positions with Eagle since its formation in 1986. Upon the merger of Bristol with Torrington in 1993, Mr. Blum became Senior Vice President and Chief Financial Officer of the Bank. In November 1996, Mr. Blum became Secretary of both Eagle and the Bank.

      KENNETH F. BURNS became a Vice President of Eagle in 1996. Prior thereto, he joined Bristol in 1980 and upon the merger of Bristol with Torrington in 1993, Mr. Burns became Vice President - Marketing of the Bank. In 1994 he became Senior Vice President - Retail Banking and Marketing of the Bank.

     ERCOLE J. LABADIA, Vice President -- Administration of Eagle, has served in such capacity with Eagle since 1988. Upon the merger of Bristol with Torrington in 1993, Mr. Labadia became Executive Vice President -- Administration and Operations of the Bank. Prior thereto, he had served as Executive Vice President of Bristol since 1989.

     BARBARA S. MILLS, Vice President and Treasurer of Eagle, has served in such positions with Eagle since 1988. Upon the merger of Bristol with Torrington in 1993, Ms. Mills became Vice President and Treasurer of the Bank. Prior thereto, Ms. Mills had served as Chief Financial Officer of Bristol since 1982.

EXECUTIVE COMPENSATION

     Compensation. The following table sets forth the salary compensation, cash bonus and certain other forms of compensation paid by Eagle and its subsidiaries for services rendered in all capacities during fiscal 1996, 1995 and 1994 to the President and Chief Executive Officer of Eagle during fiscal 1996 and to each of the other most highly compensated executive officers of Eagle whose total annual salary and bonus for fiscal 1996 exceeded $100,000 (the "named executive officers").


                                            SUMMARY COMPENSATION TABLE

                                                        ANNUAL                  LONG-TERM
                                                     COMPENSATION          COMPENSATION AWARDS
                                                     ------------          -------------------
                                                                               SECURITIES
                                       FISCAL                                  UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION(S)          YEAR     SALARY $     BONUS $          OPTIONS (b)        COMPENSATION $ (c)
------------------------------          ----     --------     -------          -----------        ------------------
Robert J. Britton (a)                   1996      $222,577    $     -             9,000                $13,267
   President, Chief Executive           1995       183,846     20,000            27,500                 21,050
   Officer and Director of Eagle        1994       132,460     32,200             5,250                 19,458
   and of the Bank

Ercole J. Labadia                       1996       144,604          -             6,000                 15,588
   Vice President -- Administration     1995       133,484     14,000            16,500                 22,577
   of Eagle and Executive Vice          1994       111,177     27,140             3,750                 16,430
   President of the Bank

Mark J. Blum                            1996       127,308          -             5,500                 12,573
   Vice President, Chief                1995       113,269     12,000            16,500                 18,410
   Financial Officer and Secretary      1994        89,038     21,850             3,750                 13,192
   of Eagle and Senior Vice President,
   Chief Financial Officer and
   Secretary of the Bank

Kenneth F. Burns                        1996       102,308     10,500             5,500                  8,051
  Vice President of Eagle and           1995        90,000      9,500            16,500                 13,536
  Senior Vice President -               1994        72,500     19,550             2,475                 11,460
  Retail Banking and Marketing
  of the Bank


(a) Mr. Britton was elected President and Chief Executive Officer of Eagle and Chief Executive Officer of the Bank effective upon the retirement of Ralph
     T. Linsley as President and Chief Executive Officer of Eagle and Chief Executive Officer of the Bank effective September 30, 1994. In January 1995, Mr. Britton became President of the Bank.

(b) Option awards in fiscal 1995 and 1994 are adjusted to reflect a ten percent stock dividend paid on March 1, 1995.

(c) All other compensation includes amounts contributed by the Company to the non-contributory employee stock ownership plan (the "ESOP") on behalf of each named executive officer. Participants share proportionately, based on their annual compensation, in the benefits of the contributions made to the ESOP and share proportionately, based on the amount credited to their respective accounts under the ESOP, in the investment earnings or losses of the trust fund. Fleet Bank, N.A. acts as trustee of the ESOP. For fiscal year 1996, Messrs. Britton, Labadia, Blum and Burns were allocated 230 shares, 230 shares, 220 shares, and 174 shares, respectively, pursuant to the ESOP, having a value (based on the market value on September 30, 1996) of $6,273, $6,273, $6,004, and $4,735, respectively. All other compensation also includes matching contributions made in fiscal 1996 under the Eagle Financial Corp. Financial Institutions Thrift Plan, as adopted in October 1994, of $1,988, $1,446, $1,273, and $1,023 for Messrs. Britton, Labadia,
     Blum, and Burns, respectively. Additionally, all other compensation includes premiums paid by the Company for term life insurance and the lease value of company automobiles.

     OPTION GRANTS. The following table contains information with respect to grants of stock options to each of the named executive officers during the fiscal year ended September 30, 1996. All such grants were made under Eagle's 1991 Option Plan.

                        OPTION GRANTS IN 1996 FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES OF
                                                                                      STOCK PRICE APPRECIATION FOR
                               INDIVIDUAL GRANTS (a)                                         OPTION TERM(b)
------------------------------------------------------------------------------------- -----------------------------
                                             % OF TOTAL
                          NUMBER OF        OPTIONS GRANTED
                       SHARES UNDERLYING    TO EMPLOYEES     EXERCISE      EXPIRATION
         NAME         OPTIONS GRANTED(#)   IN FISCAL YEAR   PRICE($/SH)       DATE           5%($)       10%($)
         ----         ------------------  ------------------------------     ------          -----       ------
Robert J. Britton.....        9,000              22%           $25.75       12-18-05       $145,746     $369,350
Ercole J. Labadia.....        6,000              15%            25.75       12-18-05         97,164      246,233
Mark J. Blum..........        5,500              14%            25.75       12-18-05         89,067      225,714
Kenneth F. Burns......        5,500              14%            25.75       12-18-05         89,067      225,714



(a) Option grants were made on December 19, 1995 and are exercisable in full as of the date of this Proxy Statement. All option grants were made at fair market value, as determined by the closing price of the Common Stock on the day prior to the date of grant.

(b) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in Eagle's stock price. The calculations were based on the exercise price.

     OPTION EXERCISES AND HOLDINGS. The following table sets forth information with respect to each of the named executive officers concerning the exercise of stock options during the fiscal year ended September 30, 1996, and the value of all unexercised options held by such individuals at such date.

                                  AGGREGATED OPTION EXERCISES IN 1996 FISCAL YEAR
                                           AND UNEXERCISED OPTION VALUES

                                                                NUMBER OF SHARES                VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                                          OPTIONS AT FISCAL YEAR-END(#)        FISCAL YEAR-END ($)(b)
                                                          -----------------------------        ----------------------
                       SHARES ACQUIRED        VALUE
       NAME            ON EXERCISE(#)    REALIZED($)(a)  EXERCISABLE        UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
       ----           ----------------   --------------  -----------        -------------   -----------     -------------
Robert J. Britton.....      1,000          $  15,900       56,421                -          $ 686,889             -
Ercole J. Labadia.....      5,324            105,149       35,159                -            418,932             -
Mark J. Blum..........          -                  -       33,714                -            411,032             -
Kenneth F. Burns......      3,210             58,600       30,361                -            370,036             -


(a)  Market value of Common Stock at date of exercise, less the exercise price.

(b) Based on the $29.75 closing price of the Company's Common Stock as reported on The Nasdaq Stock Market on December 16, 1996, minus the exercise price.


     PENSION PLANS. The Bank maintains a qualified defined benefit plan under the Internal Revenue Code of 1986, as amended (the "Code"), which is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Retirement benefits are calculated by multiplying 2% of the average of the five highest years of the employee's salary (including overtime and bonuses, if any) by years of benefit service partially offset by the Estimated Primary Social Security Benefit, as defined under the plan. Normal retirement is age 65. Retirement benefits are fully vested after five years of service. Provisions in the program allow for benefits to be delayed after age 65 or to be paid to vested participants who terminate employment after they have attained age 55. Benefits may be received in one of several forms, including a lump sum cash payment or monthly installments payable to the employee during his or her life and/or continuing to a contingent annuitant if he or she survives the employee. Disability benefits under the plan are limited to the vested early retirement benefit. If a member in active service dies before age 65 after becoming vested, the beneficiary would be entitled to a lump sum death benefit equal to the commuted value of 120 monthly installments, which would have been payable had his or her allowance commenced on the first day of the month in which the member died.

     At September 30, 1996, 292 persons were eligible to participate in the pension plan, which number includes 253 employee participants, 36 terminated employees with a deferred interest, and 3 retired participants.

     The following table illustrates current annual pension benefits under the Bank's retirement plan for retirement in fiscal year 1996 at age 65 under the most advantageous provisions available for various levels of compensation, years of service, and full Social Security benefits. For 1996, pension benefits are subject to a statutory maximum of $120,000, subject to cost-of-living adjustments. Additionally, annual compensation in excess of $150,000 (subject to cost of living increases) may not be used in calculation of retirement benefits.

                                                PENSION PLAN TABLE

                                                               YEARS OF SERVICE
           ANNUAL              --------------------------------------------------------------------------------
        COMPENSATION               15               20                25               30                35
        ------------               --               --                --               --                --

          $100,000            $   27,800        $   37,100       $   46,300        $   55,600       $   64,900
           125,000                35,300            47,100           58,800            70,600           82,400
           150,000                42,800            57,100           71,300            85,600           99,900
           175,000                50,300            67,100           83,800           100,600          117,400
           200,000                57,800            77,100           96,300           115,600          134,900
           225,000                65,300            87,100          108,800           130,600          152,400
           250,000                72,800            97,100          121,300           145,600          169,900
           300,000                87,800           117,100          146,300           175,600          204,900
           400,000               117,800           157,100          196,300           235,600          274,900
           450,000               132,800           177,100          221,300           265,600          309,900
           500,000               147,800           197,100          246,300           295,600          344,900

     As of September 30, 1996, Messrs. Britton, Labadia, Blum and Burns had 18, 38, 10 and 17 years of credited service, respectively, under the pension plan.

     The Board of Directors of Eagle has adopted a nonqualified benefits equalization plan for certain highly compensated executive officers who are also participants in the pension plan to provide supplemental retirement income benefits which are not currently available because annual compensation in excess of $150,000 (subject to cost of living increases) may not be used in the calculation of retirement benefits under the Code and because pension benefits are currently subject to a statutory maximum of $120,000 (subject to cost of living increases). See "Management - Executive Compensation - Summary Compensation Table."

     EMPLOYMENT AND CONSULTING AGREEMENTS.

     In April 1994, Mr. Britton entered into a new employment agreement with Eagle and the Bank. His employment agreement was subsequently amended in July 1994 in connection with the appointment of Mr. Britton as President and Chief Executive Officer of Eagle and Chief Executive Officer of the Bank effective September 30, 1994. Mr. Britton's annual salary for the calendar year under the agreement is $230,000, with such increases as determined by the Board of Directors of Eagle and the Bank. Mr. Britton's salary then in effect under the agreement may not be decreased without his written consent. Mr. Britton's agreement currently expires on March 31, 1999 and may be renewed by the Bank and Eagle by written notice for one additional year on March 31, 1997 and each subsequent March 31 thereafter during the term of the agreement, unless Mr. Britton gives contrary written notice to Eagle and the Bank prior to the renewal date.

     In April 1994, Mr. Labadia entered into a new employment agreement with Eagle and the Bank. Mr. Labadia's employment agreement currently expires on March 31, 1999. The Bank and Eagle may renew the agreement for an additional one-year period on March 31, 1997, and each subsequent March 31 thereafter during the term of the agreement, unless he gives contrary written notice prior to the renewal date to Eagle and the Bank. The agreement provides for an annual salary for the calendar year of $146,300, subject to annual increases as determined by the Board of Directors of Eagle and the Bank. Mr. Labadia's salary then in effect under the agreement may not be reduced without his written consent.

     In April 1994, Mr. Blum entered into a new employment agreement with Eagle and the Bank. His employment agreement currently expires on March 31, 1999. Eagle and the Bank may renew the agreement by written notice for one additional year on March 31, 1997 and each subsequent March 31 thereafter during the term of the agreement, unless Mr. Blum gives contrary written notice prior to the renewal date. The agreement provides for an annual salary for the calendar year of $130,000, with such annual increases as determined by the Board of Directors of Eagle and the Bank. Mr. Blum's salary then in effect under the agreement may not be decreased without Mr. Blum's written consent.

     In May 1996, Mr. Burns entered into a new employment agreement with Eagle and the Bank. His employment agreement currently expires on March 31, 1999. Eagle and the Bank may renew the agreement by written notice for one additional year on March 31, 1997 and each subsequent March 31 thereafter during the term of the agreement, unless Mr. Burns gives contrary written notice prior to the renewal date. The agreement provides for an annual salary for the calendar year of $105,000 with such annual increases as determined by the Board of Directors of Eagle and the Bank. Mr. Burn's salary then in effect under the agreement may not be decreased without Mr. Burn's written consent.

     Each of the employment agreements with Messrs. Britton, Labadia, Blum and Burns also provides for participation in Eagle's and the Bank's retirement and employee benefit plans. Each of the employment agreements may be terminated by Eagle or the Bank at any time. The employee is not entitled to any benefits under the employment agreement if he is terminated for "cause" as defined in the employment agreement. If the employee is terminated "without cause," the employee will be entitled to a cash payment equal to the employee's salary for the remainder of the contract term. Each agreement also provides for a payment to be made to the employee if the employee's service is terminated in connection with or within two years after a "change in control" of Eagle or the Bank, unless such termination occurs by virtue of normal retirement, permanent and total disability or death; provided, however, that the employee shall not have any right to receive a payment or benefit under the agreement which would be considered a "parachute payment" under the Code. If the employee's termination within two years of a change in control was voluntary with "good reason" or was involuntary, the employee shall receive a lump-sum payment equal to three times the employee's average annual compensation (as calculated for federal income tax reporting purposes) for the five years prior to such change in control less one dollar. It is currently estimated that, in the event of an involuntary termination of employment or a voluntary termination with "good reason" following a change of control, the amount payable to Messrs. Britton, Labadia, Blum and Burns would be $568,012, $449,024, $369,165 and $331,419, respectively.
The severance payments are limited to one year's compensation in the case of a voluntary termination without "good reason" after a "change in control." In addition to the foregoing severance payments, in the event of the employee's termination "without cause" or following a change in control, the employee is entitled to life, health and disability insurance coverage for the remaining term of his employment contract and to continued director's and officer's liability coverage.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

     The Company's compensation program is administered by the Compensation Committee comprised of three non-employee members of the Company's Board of Directors. All decisions by the Committee relating to the compensation of executive officers are approved by the full Board. In addition, the Company's Stock Option Committee, consisting of four non-employee directors, makes all decisions concerning stock option grants. The decisions of the Stock Option Committee are taken into account by the Compensation Committee in the course of its analysis of appropriate compensation levels.

     The Company's executive compensation program provides competitive levels of compensation designed to integrate pay with the Company's annual and long term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities which are competitive to those offered in the marketplace, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long term success; and aligning the interest of executives with the long term interests of the Company's stockholders.

     In  the  interests  of  balancing  all  key  shareholder   interests,   the
Compensation Committee believes that the compensation of the Chief Executive Officer ("CEO") of the Company, along with the compensation of other executive officers, should be comprised of a combination of base pay, short-term annual incentive bonus and long term stock options. While these elements are balanced in total in comparison to other banking organizations, the Compensation Committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward executives for the creation of long-term shareholder value in excess of other comparable organizations.

     BASE SALARY. In determining the appropriate amount of fixed base pay for executives, the Compensation Committee compared the executive officers' base salaries with those paid to executives of 29 thrift companies with assets of $500 million to $1 billion. The Compensation Committee targeted salary range midpoints at the marketplace average, with adjustments made to reflect individual executive performance, experience and contribution.

     ANNUAL INCENTIVE BONUS. Each year, upon review of the recommendations of the Compensation Committee, the Board of Directors determines whether to award discretionary bonuses to executive officers. The Committee recommends bonuses only when individual performance is meritorious and exceptional, and only after consideration of such factors as the Bank's overall performance for such year, especially when compared to peers.

     STOCK OPTIONS. To encourage growth in shareholder value, stock options are granted under the Company's option plans to key management personnel who are in a position to make substantial contributions to the long-term success of the Company. The Stock Option Committee and the Compensation Committee believe that the grant of options focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The Stock Option Committee determined that additional option grants to executive officers during fiscal 1996 would reward them for the Company's performance in fiscal 1996 and further reinforce the link between executive and shareholder interests. All options were granted at the current market price as determined by the closing price of Common Stock on the day prior to the date of grant. Since the value of an option bears a direct relationship to the Company's stock price, it serves as an effective long-term incentive, which is highly compatible with the interests of shareholders, and is therefore an important element of the Company's compensation policy.

     CEO COMPENSATION. The Compensation Committee and the Board of Directors, in determining the compensation for the Chief Executive Officer, considers Eagle's size, financial results and progress in meeting strategic objectives. The Chief Executives salary was increased from $200,000 to $230,000 based on Eagle's increased size, financial results and progress in meeting strategic objectives. Base salary for the Chief Executive Officer was below midpoint when compared to 29 thrift companies with assets of $500 million to $1 billion. There was no annual bonus award for fiscal year 1996. Stock options were granted in accordance with Eagle's 1991 Option Plan and in recognition of the Chief Executive Officer's contribution to the progress and success of Eagle and to further align his interests with those of shareholders. Eagle reported record income of $13.6 million in 1996 and an increase of 21% in earnings per share over the prior year. In fiscal 1996 and over the past five years, Eagle's stock has outperformed both the S&P 500 and a peer index by a significant margin. See "Comparative Company Performance."

         STOCK OPTION COMMITTEE              COMPENSATION COMMITTEE
         ----------------------              ----------------------

         Steven E. Lasewicz, Jr.             Theodore M. Donovan, Chairman
         Thomas V. LaPorta                   Thomas V. LaPorta
         John F. McCarthy                    Ernest J. Torizzo
         Ernest J. Torizzo



COMPENSATION AND STOCK OPTION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee for fiscal 1996 is comprised of the three non-employee directors listed above. The Stock Option Committee is comprised of the four disinterested non-employee directors listed above.

     Richard H. Alden, a director of Eagle and the Bank, is a partner in the law firm of Anderson, Alden, Hayes & Ziogas LLC, located in Bristol, Connecticut. The Bank retains Mr. Alden's law firm with regard to a variety of legal matters and has paid such firm legal fees totaling $100,298, a portion of which was reimbursed to the Bank by third parties, for services rendered from October 1, 1995 to September 30, 1996.

     George T. Carpenter, a director of Eagle and the Bank, is the President and Treasurer of Carpenter Realty Co. ("CRC"). Mr. Carpenter is also the President and Treasurer of S. Carpenter Construction Co., headquartered in Bristol, Connecticut. In addition, CRC and S. Carpenter Construction Co. are a partner in Bristol Holding LLC (formerly known as Bristol Shopping Plaza, Inc. prior to September 1995).

     CRC has two loans outstanding from the Bank in which the Bank has participation interests. Eagle believes that the loans, in which the Bank's interests include (1) an original participation amount of $2,340,000 (with respect to a loan in the amount of $9 million) which had a participation balance of $2,195,706 on September 30, 1996, and (2) an original participation amount of $130,000 (with respect to a loan in the amount of $500,000) which had a participation balance of $125,858 on September 30, 1996, were made in the ordinary course of business, and neither involve more than normal risk of collectability nor present other unfavorable features. Beginning in fiscal 1995,
S. Carpenter Construction Co. remodeled the corporate offices of Eagle and the Bank in the Funk Building for a contract sum of $244,735, against which payments totaling $153,581 were made in fiscal 1996. In 1992, Bristol entered into a five year lease for office space with S. Carpenter Construction Co., CRC, and Bristol Shopping Plaza, Inc. for an annual rent of $45,000 for the first two years plus maintenance fees, which rent has been increased by $2,500 annually for each of the three years thereafter. During fiscal 1991, Bristol entered into a five year lease for office space with CRC for an annual rent of $19,800 plus maintenance fees, which rent was increased by $2,200 annually for the second and third years. On August 31, 1996, Eagle leased an additional 1,554 square feet of space from CRC adjacent to the existing premises. The term of the additional space began on September 1, 1996 and shall run concurrently with the existing lease for an additional minimum fixed rental rate of $12,000 annually plus maintenance fees. The Bank entered into a three year lease effective August 1, 1996 for storage space with CRC at an annual rate of $6,300 plus maintenance fees. Eagle and its subsidiaries paid such affiliated entities of Mr. Carpenter an aggregate of $97,614 in rental, taxes and maintenance fees for the period from October 1, 1995 through September 30, 1996. In addition, Eagle paid the entities of Mr. Carpenter an aggregate of $7,607 for renovations on other properties of Eagle.

     Theodore M. Donovan, a director of Eagle and the Bank, is a partner in the law firm of Furey, Donovan, Eddy, Kocsis, Tracy & Daly, P.C., located in Bristol, Connecticut. The Bank has retained Mr. Donovan's law firm with regard to a variety of legal matters. The Bank paid such firm legal fees totaling $42,457, a portion of which was reimbursed to the Bank by third parties, for services rendered from October 1, 1995 to September 30, 1996.

COMPARATIVE COMPANY PERFORMANCE

     The following table sets forth comparative information regarding the Company's cumulative shareholder return on its Common Stock over the last five fiscal years. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return over a five-year period is based on an investment of $100 on September 30, 1991 and is compared to the cumulative total return of the S&P 500 Index and the KBW 50 Index.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG EAGLE FINANCIAL CORP., S&P 500 INDEX AND KBW 50 INDEX


                                [GRAPHIC OMITTED]


Fiscal Year         Eagle Financial
ended               Corp.                         S&P 500             KBW 50

     Sep-91              100                       100                  100
     Sep-92              166                       111                  112
     Sep-93              234                       125                  143
     Sep-94              264                       130                  141
     Sep-95              325                       169                  195
     Sep-96              399                       203                  259


SECTION 16(A) COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1996 all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

CERTAIN TRANSACTIONS

     From time to time the Bank makes loans to its directors, officers and other employees for the financing of their homes, as well as home improvement and consumer loans. The Bank also will consider other lending relationships with directors, officers and other employees, and presently has outstanding participation interests in two loans to a company owned by a director and secured by commercial real estate. Except for loans made prior to January 1990 at preferential interest rates (as discussed below), it is the belief of Eagle's management that these loans are currently made in the ordinary course of business, and neither involve more than normal risk of collectability nor present other unfavorable features. Except for the preferential rate loans, loans to such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. All loans to directors, nominees for director, and executive officers must be approved by the full Board of Directors of the Bank, and loans to all other employees are approved by one of two designated officers. Loans to such individuals are made pursuant to the same underwriting criteria as apply to loans to the general public. Such loans are written at the prevailing interest rate for customers of the Bank, except that for certain loans made prior to January 23, 1990, interest is charged at a preferential rate as long as the borrower remains employed by the Bank (other than retired or disabled directors and employees who continue to receive the preferential rate). Directors, officers and other employees pay legal fees, appraisal fees and all other direct costs incurred by the Bank in originating the loan.

     Management believes that the loans to directors and officers were in compliance with federal law and regulations in effect at the time the loans were made. As a result of federal legislation enacted in August 1989, the Bank is precluded from making loans to directors and executive officers on terms that would not be offered to a member of the general public of comparable credit standing seeking a comparable loan. Such legislation did not apply to outstanding mortgage loans made by Bristol or Torrington prior thereto.

     The following table sets forth certain information with regard to loans (except deposit account loans) at preferential interest rates to directors, nominees for director and executive officers of Eagle (and members of their immediate families) and to any corporation or organization in which any director, nominee for director or executive officer has a substantial interest, which were outstanding in amounts greater than $60,000 in the aggregate at any time since October 1, 1995.

                                     Highest Amount
                                       Outstanding              Unpaid Balance              Interest Rate
                                          since                      as of                       as of
Name/Loan Type                       October 1, 1995          September 30, 1996          September 30, 1996
--------------                       ---------------          ------------------          ------------------
Ernest J. Torizzo
     Mortgage......................    $   232,055               $   228,389                    6.875%


     For  a  description  of  certain  transactions   regarding  Messrs.  Alden,
Carpenter and Donovan and the Bank, see "Compensation and Stock Option Committees Interlocks and Insider Participation."

     Eagle is unaware of any other transactions to which Eagle or the Bank is party in which any director or executive officer of Eagle has or will have a direct or indirect material interest.

                            STOCK OWNED BY MANAGEMENT

     The following table sets forth information as of December 16, 1996 with respect to the shares of Eagle Common Stock beneficially owned by each director and nominee for director of Eagle, each of the named executive officers, and by all directors and executive officers as a group.

                                                                                                Percent of
        Name and Position(s)                            Amount and Nature of                   Common Stock
          with the Company                            Beneficial Ownership (a)                  Outstanding
         ------------------                           ------------------------                 -------------
Richard H. Alden
  Director.....................................                 43,183(b)                          *

Mark J. Blum
  Vice President, Chief Financial Officer
  and Secretary................................                 41,462(c)                          *

Robert J. Britton
  Director, President and Chief
   Executive Officer...........................                 64,479(d)                          1.4%

Kenneth F. Burns
  Vice President...............................                 34,156(e)                          *

George T. Carpenter
  Director.....................................                 60,651(f)                          1.3%

Theodore M. Donovan
  Director.....................................                 30,678                             *

Ercole J. Labadia
  Vice President -- Administration.............                 47,389(g)                          1.0%

Thomas V. LaPorta
  Director.....................................                 56,045                             1.2%

Steven E. Lasewicz, Jr.
  Director.....................................                 19,832                             *

Ralph T. Linsley
  Chairman of the Board........................                 72,121(h)                          1.6%

John F. McCarthy
  Director.....................................                 42,062(i)                          *

Ernest J. Torizzo
  Director.....................................                 28,165(j)                          *

All directors and executive officers
  as a group (13 persons)......................                551,815(k)                         11.3%


*    Less than one percent.

(a) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Eagle Common Stock (1) over which he has or shares voting or investment power, or
     (2) of which he has the right to acquire beneficial ownership at any time within 60 days from December 16, 1996. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All persons shown in the table above have sole voting and investment power, except as otherwise indicated. The number of shares reflected for each individual and the group includes shares subject to options which are exercisable and were adjusted for the 10% stock dividend of March 1, 1995. The following individuals and group held such options for the following number of shares as of such date: Mr. Alden - 17,930; Mr. Blum - 33,714; Mr. Britton - 56,421; Mr. Burns - 30,361; Mr. Carpenter - 17,930; Mr. Donovan - 17,930;
     Mr. Labadia - 35,159; Mr. LaPorta - 17,930; Mr. Lasewicz - 10,050; Mr. Linsley - 39,171; Mr. McCarthy - 15,930; Mr. Torizzo - 10,000; and all directors and officers as a group 312,701.

(b)  Includes 153 shares as to which Mr. Alden disclaims beneficial ownership.
(c)  Includes 7,465 shares allocated to the account of Mr. Blum under the ESOP.
(d) Includes 6,090 shares allocated to the account of Mr. Britton under the ESOP.
(e)  Includes 3,795 shares allocated to the account of Mr. Burns under the ESOP.
(f) Includes 2,195 shares as to which Mr. Carpenter disclaims beneficial ownership and 29,588 shares held by S. Carpenter Construction Co., of which Mr. Carpenter is President and Treasurer.
(g) Includes 6,906 shares allocated to the account of Mr. Labadia under the ESOP.
(h) Includes 10,369 shares allocated to the account of Mr. Linsley under the ESOP and 4,154 shares as to which Mr. Linsley disclaims beneficial ownership.
(i) Includes 2,008 shares owned by Mr. McCarthy's wife, 10,557 shares held by J&M Sales, Inc., of which Mr. McCarthy is President, and 2,807 shares held for the benefit of Mr. McCarthy under a profit sharing plan maintained by J&M Sales, Inc.
(j)  Includes 8,905 shares owned by Mr. Torizzo's wife.
(k) Includes 15,588 shares allocated to Eagle's current and retired executive officers of the total 237,064 shares allocated to the accounts of all participating employees under the ESOP.

                 PRINCIPAL HOLDERS OF VOTING SECURITIES OF EAGLE

     The following table sets forth information at December 16, 1996 with respect to ownership of Eagle Common Stock by each person believed by management to be the beneficial owner of more than 5% of the outstanding Eagle Common Stock. The historical information set forth below is based on beneficial ownership information contained in the most recent Schedule 13D or 13G filed on behalf of such person with the SEC.

                                                                                                Percent of
         Name and Address of                            Amount and Nature of                   Common Stock
          Beneficial Owner                              Beneficial Ownership                    Outstanding
         ------------------                             --------------------                   -------------

Fleet Financial Group, Inc.....................                243,772 (a)                         5.4%
  50 Kennedy Plaza
  Providence, RI  02903

Beck, Mack & Oliver
 330 Main Street
 New York, NY  10017...........................                240,525 (b)                         5.3%



(a) Fleet Financial Group, Inc. ("Fleet") filed a Schedule 13G, dated February 27, 1996, reporting that 243,772 shares are owned beneficially, as a fiduciary for the account of others, and that it has shared voting and dispositive power with respect to such shares. The number of shares listed above reflects the 10% stock dividend of March 1, 1995. The shares beneficially owned by Fleet are held by Fleet Bank, N.A. in connection with the Eagle Federal Savings Bank ESOP Trust. Fleet Bank, N.A., an affiliate of Fleet, is the trustee of the ESOP. As of December 16, 1996, all shares held by the ESOP Trust have been allocated to the accounts of eligible employees of the Bank. The shares allocated to the accounts of eligible employees held by the ESOP Trust will be voted at the Annual Meeting as directed by such employees. The amounts shown are based on information provided to Eagle.

(b) The Reporting Persons filed a Schedule 13G, dated January 31, 1996 (the "Beck, Mack Schedule 13G") reporting that the 240,525 are shares beneficially owned. The securities are owned by investment advisory clients of Beck, Mack & Oliver. These clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from sale of, such securities. No one of these clients owns more than 5% of such class of securities.


                     AMENDMENT OF THE 1991 STOCK OPTION PLAN
                                 (PROPOSAL TWO)

     The Board of Directors, subject to shareholder approval, has approved an amendment to Eagle's 1991 Option Plan to specify that during any calendar year options covering up to 2,000 shares of Eagle Common Stock may be granted under the 1991 Option Plan to each person who is a non-employee director of Eagle. As a result of the amendment, no automatic grants of options will be made to directors.

     The principal provisions of the 1991 Option Plan are summarized below. Such summary does not, however, purport to be complete and is qualified in its entirety by the terms of the 1991 Option Plan. Shareholders may obtain, free of charge, a copy of the 1991 Option Plan by writing to Mark J. Blum, Vice President, Chief Financial Officer and Secretary, Eagle Financial Corp., 222 Main Street, Bristol, Connecticut 06010.

REASONS FOR AMENDMENT OF THE 1991 OPTION PLAN

     The Board of Directors believes that it is important that a portion of the compensation of outside directors be linked directly to the future performance of Eagle Common Stock. The Board believes that including stock options as a part of a director's overall compensation package is the best way for Eagle to accomplish this objective. Rule 16b-3 under the Securities Exchange Act of 1934 formerly provided that non-employee directors who received grants of options (other than nondiscretionary, formula grants made under the specific terms of a stock option plan) were not eligible to act as "disinterested administrators" of a plan for purposes of that Rule. As a result, the 1991 Option Plan did not permit any discretionary grants of stock options to non-employee directors, but provided for certain automatic formula grants. Under amendments to Rule 16b-3 that became effective in 1996, non-employee directors no longer are required to qualify as "disinterested administrators" to satisfy the applicable requirements. Therefore, the Board of Directors has determined to amend the 1991 Option Plan to eliminate automatic formula grants to directors and to permit discretionary grants of options covering no more than 2,000 shares per year to any non-employee director, to give Eagle greater flexibility to establish the degree to which its non-employee directors' compensation will be based upon future appreciation in the value of Eagle Common Stock.

     The amendment to the 1991 Option Plan also requires that the Stock Option Committee be comprised of two or more persons who qualify both as "non-employee directors" for purposes of amended Rule 16b-3 and as "outside directors" for purposes of Section 162(m) of the Code (relating to the deductibility of amounts received under a qualified performance based incentive plan) and permits either the Stock Option Committee or the full Board of Directors to grant options under the 1991 Option Plan.

DESCRIPTION OF THE 1991 OPTION PLAN

     The 1991 Option Plan was adopted by the Board of Directors in November 1991, was approved by the shareholders of Eagle in 1992, was amended by the Board of Directors in 1994, and, as amended, was approved by shareholders in 1995. Under the terms of the 1991 Option Plan, 585,200 shares of authorized Common Stock of the Company (adjusted for a 10% stock dividend) are reserved for issuance to officers, other full-time employees and directors of the Company and its subsidiaries. The 1991 Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Code as well as nonqualified options. The Stock Option Committee administers the 1991 Option Plan.

     The purposes of the 1991 Option Plan are (i) to further the growth and success of Eagle by enabling selected officers, directors and employees of Eagle and/or its subsidiaries to acquire shares of Common Stock of Eagle, thereby increasing their personal interest in such growth and success, and (ii) to provide a means of rewarding outstanding performance by such persons to Eagle.

     Upon adoption of the 1991 Option Plan, the non-employee directors of Eagle, Mr. Linsley and two individuals who were officers of Eagle at that time, were each granted options for 3,300 shares at an adjusted exercise price of $9.205 per share. Under the 1994 amendments to the 1991 Option Plan, effective November 22, 1994 new non-employee directors of Eagle received options for 8,250 shares upon the completion of one year of service as a director, subject to the availability of options. The 1994 amendments to the 1991 Option Plan also provided for the grant of an option to purchase 8,250 shares at an exercise price of $18.18 per share to each person who was a non-employee director on November 22, 1994. (The foregoing numbers of shares and exercise prices have been adjusted to reflect a 10% stock dividend). Under the 1991 Option Plan as amended in 1996, subject to shareholder approval, the foregoing nondiscretionary grant provisions will be deleted effective January 1, 1997, and each non-employee director will be eligible to receive an annual grant of one or more options covering up to 2,000 shares commencing in 1997, on the same general terms as are applicable to grants made to employees of Eagle and its subsidiaries under the 1991 Option Plan. No grants have been made to non-employee directors under the amended provisions.

     Options covering no more than 44,000 shares may be granted to any officer or other employee during any calendar year. In general, the option exercise price under the 1991 Option Plan may not be less than 100% of the fair market value of the common stock on the date of grant of the option. The maximum option term is generally 10 years. No person can receive any incentive stock option if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of Eagle unless the option price is at least 110% of the fair market value of the common stock and the exercise period of such incentive option is by its terms limited to five years. There is also a $100,000 limit on the value of the stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any calendar year.

     Payment for shares purchased under the 1991 Option Plan may be made either in cash or by exchanging shares of common stock of Eagle with a fair market value equal to or less than the total option price plus cash for any difference. The Stock Option Committee may provide in an option agreement for payment upon delivery of the stock certificate or certificates when certain conditions are met, including the use of a licensed broker acceptable to Eagle to act as the agent for the options and payment in cash or cash equivalent acceptable to Eagle.

     If an optionee's employment or service with Eagle or a subsidiary terminates by reason of death, his or her options, whether or not then exercisable, may be exercised at any time prior to the date on which the options would otherwise expire. If an optionee's employment or service with Eagle or a subsidiary terminates by reason of permanent and total disability, his or her options, whether or not then exercisable, may be exercised at any time during the term of the option. If the optionee's employment or service terminates for any reason other than death or disability, options held by such optionee terminate three months after the date of such termination (but not later than the date the option would otherwise expire). The Stock Option Committee may extend or shorten the period following a termination of employment or service during which an option may be exercised by so providing in a particular option agreement. Options granted to non-employee directors of Eagle or a subsidiary under the terms of the 1991 Option Plan as in effect before the 1996 amendment will remain exercisable until the expiration of their original term, notwithstanding the director's death, disability or other termination of service on the Board.

     If the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of Eagle, whether by reason of merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, split, combination of shares, exchange of shares, or the like, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the 1991 Option Plan, and in the number, kinds, and per share exercise price of shares subject to the unexercised portion of options granted prior to any such change. Any such adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the per share option price.

     Upon any dissolution or liquidation of Eagle, or upon a reorganization, merger or consolidation in which Eagle is not the surviving corporation, or upon the sale of substantially all of the property of Eagle to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which Eagle is the surviving corporation) approved by the Board of Directors which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of Eagle, the 1991 Option Plan and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the plan and/or the assumption of the options or for the substitution for such options of new options covering the stock of a successor employer corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately prior to the occurrence of such termination as the Board of Directors in its discretion shall determine.

     An optionee will not be deemed to have received taxable income upon the grant or exercise of any incentive stock option (except that the alternative minimum tax may apply). Any gain realized upon a disposition of shares received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain, so long as the optionee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise. The grant of a nonqualified option will not constitute taxable income to the optionee. Upon exercise of a nonqualified stock option, an optionee will be deemed to receive ordinary income in an amount equal to the difference between the exercise price and the fair market value of the underlying stock on the date of the exercise, subject to the lapse of certain restrictions that may be imposed by the federal securities laws.

     Generally, neither gain nor loss will be recognized by the Company upon the grant or exercise of an incentive stock option. Upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for the amount recognized as ordinary income by the optionee. If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to satisfaction of the holding periods described above, generally the optionee will be deemed to have realized as ordinary income, and Eagle will be allowed to deduct, the excess of the market value at the date of exercise (or, if less, the date of such disposition) over the option exercise price. If an optionee pays the exercise price of an option by delivering shares of Common Stock, the exchange of shares generally will be treated as a non-taxable transaction (provided, in the case of an incentive stock option, that the shares delivered in payment are not shares acquired upon exercise of an incentive stock option as to which the holding period requirements discussed above have not been satisfied).

     The foregoing provides only a very general description of the federal income tax consequences of transactions under the 1991 Option Plan, and participants should consult a tax advisor as to their individual circumstances.

     The Board of Directors may amend the 1991 Option Plan with respect to shares of common stock as to which options have not been granted. However, Eagle's shareholders must approve any amendment that would (1) materially change the requirements as to eligibility to receive options; (2) increase the maximum number of shares in the aggregate for which options may be granted (except for adjustments upon changes in capitalization); (3) change the minimum option price; (4) increase the maximum period during which options may be exercised;
(5) extend the term of the Plan; or (6) materially increase the benefits accruing to eligible individuals under the 1991 Option Plan.

     The Board of Directors at any time may terminate or suspend the 1991 Option Plan. Unless previously terminated, the 1991 Option Plan will terminate automatically on November 18, 2001. No termination, suspension or amendment of the 1991 Option Plan may, without the consent of the optionee to whom an option has been granted, adversely affect the rights of the holder of the option.

     The proposal to amend the 1991 Option Plan will be deemed approved upon the affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote on the matter.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE 1991 OPTION PLAN.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (Proposal Three)

     The Board of Directors has appointed the firm of KPMG Peat Marwick LLP to act as independent auditors for the Company for the fiscal year ending September 30, 1997, subject to ratification of such appointment by the Company's shareholders.

     Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG Peat Marwick LLP to audit the books and accounts of the Company for the fiscal year ending September 30, 1997. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for inclusion in Eagle's proxy statement and form of proxy relating to Eagle's 1997 annual meeting of shareholders must be received by Eagle by August 24, 1997, pursuant to the proxy soliciting regulations of the SEC. In addition, Eagle's Bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of Eagle not less than 30 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 45 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 15th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require Eagle to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.


                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Eagle does not know of any other matters to be presented for action by the shareholders at the 1996 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                                    By Order of the Board of Directors

                                          /s/ Ralph T. Linsley

                                         Ralph T. Linsley
                                         Chairman of the Board
Bristol, Connecticut
December 22, 1996

                             EAGLE FINANCIAL CORP.
                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS

PROXY

         The undersigned shareholder of Eagle Financial Corp. ("Eagle") hereby appoints Richard H. Alden and Thomas V. LaPorta, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders (the "Annual Meeting") to be held on Tuesday, January 28, 1997, at 11:00 a.m., local time, at the Radisson Inn, 42 Century Drive, Bristol, Connecticut, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

         This proxy will be voted as directed by the undersigned shareholder. ULESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND 3 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Eagle either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

(continued and to be signed and dated on reverse side)

                                                                SEE REVERSE SIDE

[  x  ] Please mark
        your vote as
        in this example.


IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

1. Election of three directors for a three-year term.

Nominees:      Theodore M. Donovan      3-year term
               Ralph T. Linsley         3-year term
               John F. McCarthy         3-year term
                                          WITHHOLD
                 FOR                     AUTHORITY

                [        ]               [        ]


________________________________________________________________________________
(Instruction: To withhold authority to vote for any individual nominee print that nominee's name on the space provided.)

2. To amend the 1991 Stock Option Plan.


          FOR            AGAINST        ABSTAIN
         [   ]           [    ]          [    ]

3. Ratification of appointment of KPMG Peat Marwick LLP as independent auditors.


          FOR            AGAINST        ABSTAIN
         [   ]           [    ]          [    ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.



[         ] MARK HERE
            FOR ADDRESS
            CHANGE AND
            NOTE AT RIGHT


Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has bee issued in the name of two or more persons, all should sign.


Signature: ______________________________________________ Date: ________________


Signature: ______________________________________________ Date: ________________